Exhibit 99.1
Explanation of Responses

Name:	Victory Park Capital Advisors, LLC

Address:	227 West Monroe Street, Suite 3900 Chicago, Illinois 60606

Issuer and Ticker Symbol:	Unigene Laboratories, Inc. [UGNE]

Date of Event Requiring Statement:	1/16/11
Explanation of Responses:
As of the date hereof, (a) Victory Park Credit Opportunities Master Fund, Ltd. (“Credit Opportunities”) is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 9,147,464 shares of the Issuer’s common stock, par value $0.01 per share (“Common Stock”) and 34,639,206 shares of Common Stock issuable to Credit Opportunities upon conversion of Senior Secured Convertible Note held by Credit Opportunities (the “Credit Opportunities Note”) on March 17, 2011 (assuming that the accrued interest payable on such date to Credit Opportunities under the Credit Opportunities Note is capitalized and added to the outstanding principal balance of the Credit Opportunities Note, as described in Footnote 5) and (b) VPC Fund II, L.P. (“VPC Fund”) is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 19,673,294 shares of Common Stock issuable to VPC Fund upon conversion of Senior Secured Convertible Note held by VPC Fund (the “VPC Fund Note”) on March 17, 2011 (assuming that the accrued interest payable on such date to VPC Fund under the VPC Fund Note is capitalized and added to the outstanding principal balance of the VPC Fund Note, as described in Footnote 9).
Victory Park Capital Advisors, LLC (“Capital Advisors”), as the investment manager of Credit Opportunities, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares of Common Stock beneficially owned directly by Credit Opportunities. Victory Park GP II, LLC (“Victory Park GP”), as the general partner of VPC Fund, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares of Common Stock beneficially owned directly by VPC Fund. As the manager of Capital Advisors and the sole member and manager of Victory Park GP, Jacob Capital, L.L.C. (“Jacob Capital”) may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the shares of Common Stock beneficially owned by Credit Opportunities and VPC Fund. By virtue of Richard Levy’s position as sole member of Jacob Capital, Richard Levy may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the shares of Common Stock beneficially owned by Credit Opportunities and VPC Fund. Credit Opportunities, VPC Fund,Victory Park GP, Capital Advisors and Jacob Capital are referred to collectively in this Form 3 as the “Reporting Persons.” Richard Levy, a member of the board of directors of the Issuer, previously reported his interest in the Credit Opportunities Note and the VPC Fund Note on a Form 3 filed on March 19, 2010, and, in the future, Richard Levy and the other Reporting Persons may jointly file Section 16 filings with respect to the Common Stock, the Credit Opportunities Note or the VPC Fund Note. Credit Opportunities disclaims any beneficial ownership of the VPC Fund Note, and VPC Fund disclaims any beneficial ownership of each of the Credit Opportunities Note and the shares of Common Stock beneficially owned by Credit Opportunities. Each of the other Reporting Persons disclaims beneficial ownership of any of the securities reported in this Form 3 except to the extent of its pecuniary interest therein.
Each of the Reporting Persons became a “10% owner” of the Common Stock on January 16, 2011 because each of the Credit Opportunities Note and the VPC Fund Note is convertible into shares of Common Stock on March 17, 2011 (60 days following January 16, 2011), as described in this Form 3.